Exhibit 10.3

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made this day of September 5, 2019, by and between Travelzoo, a Delaware corporation (the "Company") and Holger Bartel ("Optionee").

WHEREAS, Optionee has been providing services for the Company pursuant to an Employment Agreement, dated as of September 28, 2015, as amended, by and between Optionee and the Company (“Employment Agreement”); and

WHEREAS, the Company desires to grant to Optionee the option to purchase certain shares of its stock, in accordance with the terms of this Agreement, with such option intended to be a nonstatutory stock option that is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1.     Grant and Terms of Option. Pursuant to action of the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), the Company grants, effective September 5, 2019 (“Date of Grant”) to Optionee the option to purchase all or any part of Four Hundred Thousand (400,000) shares of the common stock of the Company, par value of $0.01 each ("Common Stock"), to vest quarterly over a period of two (2) years as set forth in the table below, at the purchase price of $10.79 per share, which is the fair market value of the Common Stock determined as the official NASDAQ closing share price on the Date of Grant; provided, however, that the right to exercise such option shall be, and is hereby, restricted as follows:

(a)     No shares may be purchased prior to March 31, 2020. Subject to the terms of this Agreement, the 400,000 stock options shall vest in eight (8) quarterly installments, beginning on January 1, 2020, as follows:

Vesting Date	Percentage of Stock Options Vesting
On March 31, 2020	12.5%
On June 30, 2020	12.5%
On September 30, 2020	12.5%
On December 31, 2020	12.5%
On March 31, 2021	12.5%
On June 30, 2021	12.5%
On September 30, 2021	12.5%
On December 31, 2021	12.5%

On or after December 31, 2021, during the term hereof, Optionee will become entitled to purchase the entire number of shares (400,000 shares) to which this option relates.

(b)     In no event may this option or any part thereof be exercised after the expiration of five (5) years from the Date of Grant, which shall be the term of the option.

(c)     The purchase price of the shares subject to the option may be paid for (i) in cash, (ii) in the discretion of the Board, by tender of shares of Common Stock already owned by Optionee, or (iii) in the discretion of the Board, by such other method as the Board may determine.

(d)     The option may not be exercised for a fraction of a share.
(e)     The option may not be exercised if Optionee is no longer employed by the Company subject to the provisions of section 4 of this Agreement.

(f)    The option may not be exercised if shareholder approval is not received and may not be exercised prior to the registration of the shares being offered under the Agreement, which registration shall be filed by the Company with the United States Securities and Exchange Commission following the Company’s next annual shareholder meeting.

(g)     The Board or the Committee shall also determine the methods by which shares of stock shall be delivered or deemed to be delivered to Optionee.

2.     Anti-Dilution Provisions. In the event that, during the term of this Agreement, there is any change in the number of shares of outstanding Common Stock of the Company by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, not including any issuances of shares for consideration or capital increases by the Company, the number of shares covered by this option agreement and the price thereof shall be adjusted, to the same proportionate number of shares and price as in this original agreement.

3.     Non-Transferability. Neither the option hereby granted nor any rights thereunder or under this Agreement may be assigned, transferred or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, shall be void and of no effect.

The option may be exercised during Optionee's lifetime only by Optionee or his guardian or legal representative as set forth herein.

4.     Termination of Employment. In the event of the termination of the Employment Agreement prior to its expiration, or to the extent the Company terminates employment of Optionee, including upon death or disability, Optionee’s (or, in the event of death, the legatee or legatees of Optionee under his last will, or his personal representatives or distributees) right to exercise the option, only to the extent it was vested and he was entitled to exercise it on the date of termination of services or employment, shall continue for 90 days after such termination but not after five (5) years from the Date of Grant. If Optionee (or, in the event of death, the legatee or legatees of Optionee under his last will, or his personal representatives or distributees) does not exercise the option within 90 days following such termination of Employment, any unexercised vested option shall be null and void.

5.     Method of Exercise/Shares Issued on Exercise of Option. The option may be exercised (in whole or in part) at any time during the period specified in this Agreement, by delivering to the Secretary of the Company not less than thirty (30) days prior to the date of exercise (or such shorter period as the Company shall approve) (a) a written notice of exercise designating the number of shares to be purchased, signed by Optionee, and (b) payment of the full amount of the purchase price of the shares with respect to which the option is exercised. If the written notice of exercise is delivered by mail, or by any other means of delivery, the date of delivery and the date of exercise shall be the date the written notice is actually received by the Secretary. It is the intention of the Company that on any exercise of this option it will transfer to Optionee shares of its authorized but unissued stock or transfer Treasury shares or utilize any combination of Treasury shares and authorized but unissued shares, to satisfy its obligations to deliver shares on any exercise hereof. No rights of a shareholder shall exist with respect to the Common Stock under this option as a result of the mere grant of this option.

6.     Board Administration. The Board, the Committee, or any successor or other committee authorized by the Board, subject to the express terms of this option, shall have plenary authority to interpret any provision of this option and to make any determinations necessary or advisable for the administration of this option and the exercise of the rights herein granted, and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Optionee by the express terms hereof.
7.     Option not an Incentive Stock Option. It is intended that this option shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, or otherwise qualify for any special tax benefits to Optionee.

8.     No Contract of Employment. Nothing contained in this Agreement shall be considered or construed as creating a contract of employment for any specified period of time.

9.     Restrictions on Exercise. This option may not be exercised if the issuance of Common Stock upon Optionee’s exercise or the method of payment of consideration for such Common Stock would constitute a violation of any applicable Federal or state securities law or other applicable law or regulation. As a condition to the exercise of this option, the Company may require Optionee to make any representations and warranty to the Company as may be required by any applicable law or regulation.

10.     Termination of Option. Notwithstanding anything to the contrary herein, this option shall not be exercisable after the expiration of the term of five (5) years from the Date of Grant, as set forth in section 1(b) hereof.

11.     Withholding upon Exercise. The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable to Optionee any taxes required to be withheld by Federal, state or local law as a result of the grant or exercise of this option. If the amount of any consideration payable to Optionee is insufficient to pay such taxes or if no consideration is payable to Optionee, upon request of the Company, Optionee shall pay to the Company in cash an amount sufficient for the Company to satisfy any Federal, state or local tax withholding requirements it may incur as a result of the grant or exercise of this option.

12.     Severability. Any word, phrase, clause, sentence or other provision herein which violates or is prohibited by any applicable law, court decree or public policy shall be modified as necessary to avoid the violation or prohibition and so as to make this Agreement enforceable as fully as possible under applicable law, and if such cannot be so modified, the same shall be ineffective to the extent of such violation or prohibition without invalidating or affecting the remaining provisions herein.

13.     Non-Waiver of Rights. The Company’s failure to enforce at any time any of the provisions of this agreement or to require at any time performance by Optionee of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this agreement.

14.     Entire Agreement; Amendments. No modification, amendment or waiver of any of the provisions of this agreement shall be effective unless in writing specifically referring hereto and signed by the parties hereto. This agreement supersedes all prior agreements and understandings between Optionee and the Company to the extent that any such agreements or understandings conflict with the terms of this agreement.

15.     Assignment. This agreement shall be freely assignable by the Company to and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company.

16.     Governing Law. To the extent that Federal laws do not otherwise control, all determinations made, or actions taken pursuant hereto shall be governed by the laws of the state of New

York, without regard to the conflict of laws rules thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by the undersigned officer pursuant to due authorization, and Optionee has signed this Agreement to evidence his acceptance of the option herein granted and of the terms hereof, all as of the date hereof.

COMPANY:

TRAVELZOO

By: ____________________

Name: Ralph Bartel

Title: Chairman

Date: September 5, 2019

OPTIONEE:

By: ____________________

Name: Holger Bartel

Title: Global Chief Executive Officer

Date: